Exhibit 99.2

Q4 and Full Fiscal Year 2025
Letter to Shareholders
May 6, 2025

May 6, 2025
Dear Shareholders,
Cirrus Logic reported full fiscal year revenue of $1.90 billion for FY25. GAAP and non-GAAP operating profit for the full fiscal year were 21.6 percent and 26.5 percent, respectively. We also delivered record GAAP and non-GAAP earnings per share in FY25 of $6.00 and $7.54, respectively. Revenue increased six percent year-over-year, while non-GAAP earnings per share increased 14 percent. Q4 FY25 revenue was $424.5 million, above the top end of our guidance range, and GAAP and non-GAAP earnings per share were $1.31 and $1.67, respectively. Additionally, during the year we returned $261.0 million of cash to shareholders in the form of share repurchases. With approximately $835 million in cash and no debt, we believe that we are well-positioned to grow shareholder value by building on our strong track record of disciplined execution, leveraging our world-class supply chain management expertise, and investing in both our existing business and key areas to drive revenue diversification.
Turning to our strategy, in FY25 we made significant progress across our three growth principles: maintaining leadership in our core smartphone audio business; expanding in areas of high-performance mixed-signal (HPMS) functionality in smartphones; and leveraging both our audio and HPMS capabilities to drive penetration of new markets.
In our flagship smartphone audio business, we began shipping the latest-generation of our boosted amplifier and first 22-nanometer smart codec. Together, these products demonstrate our excellence in engineering execution and the culmination of years of close collaboration with our customer. We also expanded our HPMS content in smartphones as we benefited from increased unit shipments of our camera controllers and broadened our footprint with our general market haptic components.
Additionally, we made considerable progress leveraging our investments in audio and HPMS into new applications and markets. Our achievements in the laptop market, which is our most immediate growth opportunity, included securing our first high-volume mainstream design win with our latest PC codec, increasing our direct engagement with PC OEMs, and further expanding our presence in leading reference designs. We are on track with our expectations in this market, and we are optimistic about the momentum we are gaining. During FY25, we also made advancements with our general market business where we have been selectively developing new products that offer sustained differentiation. These components expand our product portfolio and revenue opportunities across various markets with long lifespans and strong gross margins.

In conclusion, we are proud of the progress we made in FY25 and would like to thank our employees for their hard work and dedication, and our customers for placing their trust in us as a partner.

Q4 and Full Fiscal Year 2025 Letter to Shareholders	2

Figure A: Cirrus Logic Q4 FY25 and Full Fiscal Year 2025 Results

Q4 FY25	GAAP	Adj.	Non-GAAP*
Revenue	$424.5		$424.5
Gross Profit	$226.7	$0.4	$227.1
Gross Margin	53.4%		53.5%
Operating Expense	$140.8	($20.8)	$120.0
Operating Income	$85.9	$21.2	$107.1
Operating Profit	20.2%		25.2%
Interest Income	$8.6		$8.6
Other Income	$0.1		$0.1
Income Tax Expense	$23.3	$1.8	$25.1
Net Income	$71.3	$19.4	$90.6
Diluted EPS	$1.31	$0.36	$1.67

FY25	GAAP	Adj.	Non-GAAP*
Revenue	$1,896.1		$1,896.1
Gross Profit	$996.0	$1.3	$997.4
Gross Margin	52.5%		52.6%
Operating Expense	$585.7	($91.6)	$494.1
Operating Income	$410.4	$92.9	$503.3
Operating Profit	21.6%		26.5%
Interest Income	$33.1		$33.1
Other Income	$1.5		$1.5
Income Tax Expense	$113.4	$7.9	$121.3
Net Income	$331.5	$85.1	$416.6
Diluted EPS	$6.00	$1.54	$7.54
*Complete GAAP to Non-GAAP reconciliations available on page 12
Numbers may not sum due to rounding
$ millions, except EPS
Revenue and Gross Margin
Cirrus Logic reported revenue for FY25 of $1.90 billion, up six percent year over year. The increase in full year revenue was driven by sales associated with our latest-generation products and higher smartphone unit volumes. Revenue for the March quarter was $424.5 million, down 24 percent quarter over quarter and up 14 percent year over year. Q4 FY25 revenue was above the top end of our guidance range due to stronger-than-expected smartphone volumes. The decline in revenue on a sequential basis reflects a reduction in smartphone unit volumes. The year-over-year increase in revenue reflects higher smartphone unit volumes, as well as an increase in revenue associated with our latest-generation products.
Before we provide guidance for the first quarter, we would like to address the current macroeconomic and trade environment, including the potential impact of tariffs. Our outlook for the upcoming quarter is based on our current assessment of the environment as it stands today. As this situation is dynamic and future trade actions could potentially impact our business, we are closely monitoring developments. In addition, we are actively working with our customers and suppliers to adapt in the near term. In parallel, we continue to invest in geographic diversification of our supply chain, which we believe will better position the company to manage potential longer-term challenges stemming from the current trade environment.
In the June quarter, we expect revenue to range from $330 million to $390 million, down 15 percent sequentially and four percent year over year at the midpoint.
In both FY25 and Q4 FY25, revenue derived from our audio and HPMS product lines represented 60 percent and 40 percent of total revenue, respectively. One customer contributed approximately 89 percent of total revenue in FY25 and 88 percent of total revenue in Q4 FY25. Our relationship with our largest customer remains outstanding, with continued strong design activity across a wide range of products. While we understand there is interest in this customer, in accordance with our policy, we do not discuss specifics about this business.

Q4 and Full Fiscal Year 2025 Letter to Shareholders	3

Figure B: Cirrus Logic Revenue ($M) Q1 FY24 to Q1 FY26

700
600
500
400
300
200
100
0
317
481
619
372
374
542
555
424
360*
Q1/FY24
Q2/FY24
Q3/FY24
Q4/FY24
Q1/FY25
Q2/FY25
Q3/FY25
Q4/FY25
Q1/FY26
Audio
High-Performance Mixed-Signal

*Midpoint of guidance as of May 6, 2025
FY25 GAAP gross margin was 52.5 percent, compared to 51.2 percent in FY24. Non-GAAP gross margin for the full fiscal year was 52.6 percent, compared to 51.3 percent the prior year. The year-over-year increase in gross margin reflects a more favorable product mix. This was partially offset by unfavorable inventory reserve expense and higher supply chain costs. GAAP gross margin in the March quarter was 53.4 percent, compared to 53.6 percent in Q3 FY25 and 51.8 percent in Q4 FY24. Non-GAAP gross margin in the March quarter was 53.5 percent, compared to 53.6 percent in Q3 FY25 and 51.9 percent in Q4 FY24. On a year-over-year basis, the increase reflects a more favorable product mix. In the June quarter, we expect gross margin to range from 51 percent to 53 percent.
Operating Profit, Tax, and EPS
For FY25, Cirrus Logic delivered GAAP operating profit of 21.6 percent, compared to 19.2 percent the prior year. Non-GAAP operating profit was 26.5 percent, compared to 25.0 percent in FY24. GAAP operating expense for the full fiscal year was $585.7 million and included $82.8 million in stock-based compensation and $7.1 million in amortization of acquisition intangibles, and $1.7 million in lease impairments. GAAP operating expense in FY24 was $572.6 million and included $87.9 million in stock-based compensation, $8.3 million in amortization of acquisition intangibles, $4.1 million in acquisition-related costs and $2.0 million in restructuring costs. On a year-over-year basis, GAAP operating expense increased by $13.1 million primarily due to an increase in employee-related expenses and variable compensation. This was partially offset by a reduction in stock-based compensation and acquisition-related costs. Non-GAAP operating expense for the full fiscal year was $494.1 million, up $23.7 million from $470.4 million in FY24.

Q4 and Full Fiscal Year 2025 Letter to Shareholders	4

Operating profit for Q4 FY25 was 20.2 percent on a GAAP basis and 25.2 percent on a non-GAAP basis. GAAP operating expense for the quarter was $140.8 million and included $19.1 million in stock-based compensation and $1.6 million in amortization of acquisition intangibles. On a sequential basis, GAAP operating expense decreased by $11.2 million primarily due to lower employee-related expenses, variable compensation, and stock-based compensation. The decrease in operating expense also reflects a reduction in product development costs largely due to timing of tape outs. On a year-over-year basis, GAAP operating expense increased by $0.5 million largely due to higher employee-related expenses and variable compensation. This was mostly offset by a reduction in stock-based compensation and product development costs, primarily associated with the development and qualification of new products. Non-GAAP operating expense for the quarter was $120.0 million, down $9.2 million sequentially and up $3.5 million year over year. The company’s total headcount exiting Q4 was 1,660.
Combined GAAP R&D and SG&A expenses for Q1 FY26 are expected to range from $141 million to $147 million, including approximately $20 million in stock-based compensation expense and $2 million in amortization of acquisition intangibles, resulting in a non-GAAP operating expense range between $119 million and $125 million.
Figure C: GAAP R&D and SG&A Expenses ($M)/Headcount Q1 FY24 to Q1 FY26

1,719
1,644
1,637
1,625
1,651
1,672
1,667
1,660
160
140
120
100
80
60
40
20
0
Q1 FY24
Q2 FY24
Q3 FY24
Q4 FY24
Q1 FY25
Q2 FY25
Q3 FY25
Q4 FY25
Q1 FY26
R&D
SG&A
Expense*
Headcount

*Reflects midpoint of combined R&D and SG&A guidance as of May 6, 2025
GAAP tax expense for FY25 was $113.4 million on GAAP pre-tax income of $444.9 million, resulting in a full year GAAP effective tax rate of 25.5 percent. Non-GAAP tax expense for FY25 was $121.3 million on non-GAAP pre-tax income of $537.9 million, resulting in a full year non-GAAP effective tax rate of 22.5 percent. For the March quarter, GAAP tax expense was $23.3 million on GAAP pre-tax income of $94.6 million, resulting in an effective tax rate of 24.7 percent. Non-GAAP tax expense for the quarter was $25.1 million on non-GAAP pre-tax income of $115.7 million, resulting in a non-GAAP effective tax rate of 21.7 percent.

Q4 and Full Fiscal Year 2025 Letter to Shareholders	5

The GAAP and non-GAAP effective tax rates for FY25 and the March quarter were unfavorably impacted by a provision of the Tax Cuts and Jobs Act of 2017 that requires companies to capitalize and amortize R&D expenses rather than deduct them in the current year. We continue to anticipate that the impact of capitalized R&D will become less pronounced as additional years of R&D expenses are amortized. We estimate that our FY26 non-GAAP effective tax rate will range from approximately 21 percent to 23 percent.
We delivered record GAAP and non-GAAP earnings per share in FY25. GAAP earnings per share was $6.00, compared to $4.90 the prior year. Non-GAAP earnings per share for the full fiscal year was $7.54, versus $6.59 in FY24. GAAP earnings per share for the March quarter was $1.31, compared to earnings per share of $2.11 the prior quarter and earnings per share of $0.81 in Q4 FY24. Non-GAAP earnings per share for the March quarter was $1.67, versus $2.51 in Q3 FY25 and $1.24 in Q4 FY24.
Balance Sheet
Our cash and investment balance at the end of FY25 was $834.8 million, up from $699.9 million the prior year and $816.6 million in Q3 FY24. For the full fiscal year, cash flow from operations was strong at $444.4 million. In FY25, we returned $261.0 million of cash to shareholders as we repurchased 2.3 million shares at an average price of $112.33. Cash flow from operations for the March quarter was $130.4 million. During the quarter, we repurchased 927,248 shares at an average price of $107.85, returning $100.0 million of cash to shareholders. At the end of Q4 FY25, the company had $54.1 million remaining in its July 2022 share repurchase authorization. Subsequent to Q4 FY25, the Company utilized $25.0 million to repurchase 296,689 shares at an average price of $84.26 under a Rule 10b5-1 trading plan. Furthermore, in March 2025 the Board of Directors authorized the company to repurchase up to an additional $500 million of Cirrus Logic common stock. Over the long term, we expect strong cash flow generation, and we will continue to evaluate potential uses of this cash, including investing in the business to pursue organic growth opportunities, M&A, and returning capital to shareholders through share repurchases.
Q4 FY25 inventory was $299.1 million, up from $275.6 million in Q3 FY25. In Q1 FY26, we expect inventory to decrease slightly as we continue to fulfill demand and manage our wafer purchase commitments per our long-term capacity agreement with GlobalFoundries.
Company Strategy
We remain committed to our three-pronged strategy for growing our business: first, maintaining our leadership position in smartphone audio; second, increasing HPMS content in smartphones; and third, leveraging our strength in audio and HPMS to expand into additional applications and markets with both existing and new components. In FY25, we continued to execute on strategic initiatives in each of these areas that we believe will drive growth and diversification in the future.
Smartphones
In smartphone audio, we were delighted to see our next-generation custom boosted amplifier and first 22-nanometer smart codec begin shipping in smartphones launched in FY25. These new components are a culmination of years of engineering dedication and close collaboration with our customer. They deliver significant performance improvements over prior generations, enabling our customer to build more compelling and power-efficient devices for users while also saving vital board space. We anticipate that

Q4 and Full Fiscal Year 2025 Letter to Shareholders	6

these new products will ship for multiple smartphone generations, providing sustained revenue contribution in the coming years while also enabling us to deploy our R&D resources to focus on new projects that can drive further innovation and growth. In addition, we continued to see interest in our general market audio components, and in FY25, multiple leading Android OEMs introduced flagship smartphones that featured our boosted amplifiers. As we have indicated previously, we continue to support customers in the Android market, however, the majority of our general market R&D investments are focused on developing products for other markets.
Beyond audio, we made solid progress on our strategy to drive product diversification through our HPMS product line. In FY25, we maintained strong customer engagement on our haptics solutions. Multiple leading Android OEMs introduced their latest flagship smartphones featuring Cirrus Logic haptic drivers, with the most recent launching during the March quarter. Additionally, we were excited to see the camera technology continue to be highlighted as an important differentiator in the latest generation of a key customer’s devices. This year we benefited from increased unit shipments of our camera controllers. Our investment in camera technology has been key in driving expansion in our HPMS product line as the value of our camera content has grown over the last five years. We continue to believe the camera represents an exciting area for us to increase value and enhance customer products. In addition, we are also investing in new product development in power and battery technologies, which we view as a greenfield opportunity within the HPMS category. Customer engagement on these opportunities has been encouraging, and we are actively pursuing sockets where we can deliver more efficient and flexible solutions through the integration of digital processing and control alongside analog circuits.
New Applications and Markets
Outside of smartphones, we are extremely pleased with the progress we have made this past year with leveraging our intellectual property and engineering capabilities into new applications and markets. This has been showcased with our expansion in the laptop market. We are on track with our expectations in this market and passed several important milestones in FY25. These included securing our first high-volume mainstream design win with our latest PC codec, increasing our direct engagement with PC OEMs, and further expanding our presence in leading reference designs. We are currently shipping content to each of the top five laptop OEMs and expect more end products utilizing our components to come to market over the next year. The industry’s desire for thinner, lighter, and more power-efficient designs, along with the adoption of AI-enabled platforms and the MIPI SoundWire® interface, has created meaningful opportunities for Cirrus Logic. Looking ahead, we are executing on our roadmap of next-generation amplifiers and codecs, which are expected to broaden our portfolio and address a wider range of the laptop market as customers seek to optimize performance across tiers and retail price points. We are excited about the growing number of end products featuring our technology and remain focused on increasing content per device and expanding our overall market share in the future.
Beyond laptops, we also have a well-established general market business that spans a large number of customers across the professional audio, automotive, industrial, and imaging end markets. Over the past few years, we have been selectively investing in product families within these end markets and developing new components that offer sustained differentiation. These products expand our product portfolio and revenue opportunity across various markets with long lifespans and strong gross margins. The first of these components was an analog-to-digital converter (ADC) that launched in FY24. This past year we built on this success with the introduction of a series of digital-to-analog converters (DACs) and an ultra-high-performance audio codec. We are actively engaged with customers on these new products, and the first devices featuring these components came to market during the fourth quarter. Furthermore, we are also sampling our latest timing products that are designed to enable superior audio experiences

Q4 and Full Fiscal Year 2025 Letter to Shareholders	7

and enhance functionality. These components are being designed into both automotive and professional audio systems, and we expect initial revenue in FY26. Additionally, we recently started sampling a family of high-performance analog front-end components targeting imaging applications. We are pleased with our progress to date in these areas and are committed to continue leveraging our substantial portfolio of technologies to expand our product reach in additional applications and markets.
Summary and Guidance
For the June quarter we expect the following results:
•Revenue to range between $330 million and $390 million;
•GAAP gross margin to be between 51 percent and 53 percent; and
•Combined GAAP R&D and SG&A expenses to range between $141 million and $147 million, including approximately $20 million in stock-based compensation expense and $2 million in amortization of acquisition intangibles, resulting in a non-GAAP operating expense range between $119 million and $125 million.
In conclusion, we are pleased to have delivered six percent revenue growth and record earnings per share in FY25. We also made meaningful progress executing on our strategy to drive product and market diversification as we delivered our latest-generation custom boosted amplifier and our first 22-nanometer smart codec, gained traction in the laptop market, and introduced a series of general market components that expand our product portfolio and revenue opportunities across various markets. With a deep commitment to engineering excellence and an innovative roadmap, we believe Cirrus Logic is well-positioned to grow long-term shareholder value.
Sincerely,

John Forsyth President & Chief Executive Officer	Jeff Woolard Chief Financial Officer
Conference Call Q&A Session
Cirrus Logic will host a live Q&A session at 5 p.m. EDT today to answer questions related to its financial results and business outlook. Participants may listen to the conference call on the Cirrus Logic website.
A replay of the webcast can be accessed on the Cirrus Logic website approximately two hours following its completion or by calling (609) 800-9909 or toll-free at (800) 770-2030 (Access Code: 95424)

Q4 and Full Fiscal Year 2025 Letter to Shareholders	8

Use of Non-GAAP Financial Information
To supplement Cirrus Logic's financial statements presented on a GAAP basis, Cirrus has provided non-GAAP financial information, including non-GAAP net income, diluted earnings per share, operating income and profit, operating expenses, gross margin and profit, tax expense, tax expense impact on earnings per share, effective tax rate, free cash flow, and free cash flow margin. A reconciliation of the adjustments to GAAP results is included in the tables below. We are also providing guidance on our expected non-GAAP expected effective tax rate. We are not able to provide guidance on our GAAP effective tax rate or a related reconciliation without unreasonable efforts since our future GAAP effective tax rate depends on our future stock price and related stock-based compensation information that is not currently available.
Non-GAAP financial information is not meant as a substitute for GAAP results but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. The non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.
Safe Harbor Statement
Except for historical information contained herein, the matters set forth in this shareholder letter contain forward-looking statements, including statements about our expectation that future trade actions could potentially impact our business; our ability to grow shareholder value, leverage our world-class supply chain management expertise, and invest in our existing business and key areas to drive revenue diversification; our ability to develop new general market products that expand our revenue opportunities across various markets with long lifespans and strong gross margins; our expectation for strong cash flow generation over the long term; our expectation that inventory will decrease slightly in Q1 FY26 as we continue to fulfill demand and manage our wafer purchase commitments per our long-term capacity agreement with GlobalFoundries; our ability to maintain our leadership position in smartphone audio; our ability to increase HPMS content in smartphones; our ability to leverage our strength in audio and HPMS to expand into additional applications and markets with both new and existing components; our expectation that our new custom boosted amplifier and our first 22-nanometer smart codec will ship for multiple smartphone generations and provide sustained revenue contribution; our ability to deploy our R&D resources on new projects that can drive further innovation and growth; our belief that cameras represent an area for us to increase value and enhance customer products; our expectation that more end products utilizing our components will come to market over the next year; our ability to execute on our roadmap of next-generation amplifiers and codecs, which are expected to broaden our portfolio and address a wider range of the laptop market; our ability to increase content per device and expand our overall market share; our expectation that our timing products will contribute initial revenue in FY26; our ability to expand our product reach in additional applications and markets; our non-GAAP effective tax rate for the full fiscal year 2026; our expectation that the impact of capitalized R&D will become less pronounced as additional years of R&D expenses are amortized for tax purposes; and our forecasts for the first quarter of fiscal year 2026 revenue, gross margin, combined research and development and selling, general and administrative expense levels, stock-based compensation expense, and amortization of acquisition intangibles. In some cases, forward-looking statements are identified by words such as “emerge,” “expect,” “anticipate,” “foresee,” “target,” “project,” “believe,” “goals,” “opportunity,” “estimates,” “intend,” “will,” and variations of these types of words and similar expressions. In addition, any statements that refer to our plans, expectations, strategies, or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on

Q4 and Full Fiscal Year 2025 Letter to Shareholders	9

our current expectations, estimates, and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially, and readers should not place undue reliance on such statements. These risks and uncertainties include, but are not limited to, the following: the level and timing of orders and shipments during the first quarter of fiscal year 2026, customer cancellations of orders, or the failure to place orders consistent with forecasts; or changes in government trade policies, including the imposition of tariffs and export restrictions, could have an adverse impact on our business operations and sales; changes with respect to our current expectations of future smartphone unit volumes; and the risk factors listed in our Form 10-K for the year ended March 30, 2024 and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.
Cirrus Logic, Cirrus and the Cirrus Logic logo are registered trademarks of Cirrus Logic, Inc. All other company or product names noted herein may be trademarks of their respective holders.

Q4 and Full Fiscal Year 2025 Letter to Shareholders	10

Summary of Financial Data Below:
CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
(in thousands, except per share data; unaudited)

	Three Months Ended			Twelve Months Ended
	Mar. 29, 2025	Dec. 28, 2024	Mar. 30, 2024	Mar. 29, 2025	Mar. 30, 2024
	Q4'25	Q3'25	Q4'24	Q4'25	Q4'24
Audio	$255,326	$346,272	$226,681	$1,137,157	$1,083,939
High-Performance Mixed-Signal	169,130	209,466	145,146	758,920	704,951
Net sales	424,456	555,738	371,827	1,896,077	1,788,890
Cost of sales	197,720	257,951	179,202	900,039	872,818
Gross profit	226,736	297,787	192,625	996,038	916,072
Gross margin	53.4%	53.6%	51.8%	52.5%	51.2%

Research and development	103,420	112,976	103,383	434,684	426,475
Selling, general and administrative	37,370	39,042	36,866	150,995	144,172
Restructuring costs	—	—	—	—	1,959
Total operating expenses	140,790	152,018	140,249	585,679	572,606

Income from operations	85,946	145,769	52,376	410,359	343,466

Interest income	8,604	8,146	7,360	33,086	20,578
Other income (expense)	55	(214)	(78)	1,469	(108)
Income before income taxes	94,605	153,701	59,658	444,914	363,936
Provision for income taxes	23,338	37,696	14,816	113,407	89,364
Net income	$71,267	$116,005	$44,842	$331,507	$274,572

Basic earnings per share	$1.35	$2.19	$0.83	$6.24	$5.06
Diluted earnings per share:	$1.31	$2.11	$0.81	$6.00	$4.90

Weighted average number of shares:
Basic	52,756	53,081	53,739	53,135	54,290
Diluted	54,324	55,076	55,559	55,241	56,021

Prepared in accordance with Generally Accepted Accounting Principles

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RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
(in thousands, except per share data; unaudited)
(not prepared in accordance with GAAP)

	Three Months Ended			Twelve Months Ended
	Mar. 29, 2025	Dec. 28, 2024	Mar. 30, 2024	Mar. 29, 2025	Mar. 30, 2024
Net Income Reconciliation	Q4'25	Q3'25	Q4'24	Q4'25	Q4'24
GAAP Net Income	$71,267	$116,005	$44,842	$331,507	$274,572
Amortization of acquisition intangibles	1,647	1,647	1,973	7,130	8,285
Stock-based compensation expense	19,491	20,823	22,158	84,146	89,271
Lease impairment	—	661	—	1,680	—
Restructuring costs	—	—	—	—	1,959
Acquisition-related costs	—	—	—	—	4,105
Adjustment to income taxes	(1,772)	(827)	75	(7,866)	(8,926)
Non-GAAP Net Income	$90,633	$138,309	$69,048	$416,597	$369,266

Earnings Per Share Reconciliation
GAAP Diluted earnings per share	$1.31	$2.11	$0.81	$6.00	$4.90
Effect of Amortization of acquisition intangibles	0.03	0.03	0.03	0.13	0.15
Effect of Stock-based compensation expense	0.36	0.38	0.40	1.52	1.59
Effect of Lease impairment	—	0.01	—	0.03	—
Effect of Restructuring costs	—	—	—	—	0.04
Effect of Acquisition-related costs	—	—	—	—	0.07
Effect of Adjustment to income taxes	(0.03)	(0.02)	—	(0.14)	(0.16)
Non-GAAP Diluted earnings per share	$1.67	$2.51	$1.24	$7.54	$6.59

Operating Income Reconciliation
GAAP Operating Income	$85,946	$145,769	$52,376	$410,359	$343,466
GAAP Operating Profit	20.2%	26.2%	14.1%	21.6%	19.2%
Amortization of acquisition intangibles	1,647	1,647	1,973	7,130	8,285
Stock-based compensation expense - COGS	360	351	362	1,332	1,403
Stock-based compensation expense - R&D	13,079	14,498	15,483	59,184	63,678
Stock-based compensation expense - SG&A	6,052	5,974	6,313	23,630	24,190
Lease impairment	—	661	—	1,680	—
Restructuring costs	—	—	—	—	1,959
Acquisition-related costs	—	—	—	—	4,105
Non-GAAP Operating Income	$107,084	$168,900	$76,507	$503,315	$447,086
Non-GAAP Operating Profit	25.2%	30.4%	20.6%	26.5%	25.0%

Operating Expense Reconciliation
GAAP Operating Expenses	$140,790	$152,018	$140,249	$585,679	$572,606
Amortization of acquisition intangibles	(1,647)	(1,647)	(1,973)	(7,130)	(8,285)
Stock-based compensation expense - R&D	(13,079)	(14,498)	(15,483)	(59,184)	(63,678)
Stock-based compensation expense - SG&A	(6,052)	(5,974)	(6,313)	(23,630)	(24,190)
Lease impairment	—	(661)	—	(1,680)	—
Restructuring costs	—	—	—	—	(1,959)
Acquisition-related costs	—	—	—	—	(4,105)
Non-GAAP Operating Expenses	$120,012	$129,238	$116,480	$494,055	$470,389

Gross Margin/Profit Reconciliation
GAAP Gross Profit	$226,736	$297,787	$192,625	$996,038	$916,072
GAAP Gross Margin	53.4%	53.6%	51.8%	52.5%	51.2%
Stock-based compensation expense - COGS	360	351	362	1,332	1,403
Non-GAAP Gross Profit	$227,096	$298,138	$192,987	$997,370	$917,475
Non-GAAP Gross Margin	53.5%	53.6%	51.9%	52.6%	51.3%

Q4 and Full Fiscal Year 2025 Letter to Shareholders	12

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION CONTINUED
(in thousands, except per share data; unaudited)
(not prepared in accordance with GAAP)

	Three Months Ended			Twelve Months Ended
	Mar. 29, 2025	Dec. 28, 2024	Mar. 30, 2024	Mar. 29, 2025	Mar. 30, 2024
Effective Tax Rate Reconciliation	Q4'25	Q3'25	Q4'24	Q4'25	Q4'24
GAAP Tax Expense	$23,338	$37,696	$14,816	$113,407	$89,364
GAAP Effective Tax Rate	24.7%	24.5%	24.8%	25.5%	24.6%
Adjustments to income taxes	1,772	827	(75)	7,866	8,926
Non-GAAP Tax Expense	$25,110	$38,523	$14,741	$121,273	$98,290
Non-GAAP Effective Tax Rate	21.7%	21.8%	17.6%	22.5%	21.0%

Tax Impact to EPS Reconciliation
GAAP Tax Expense	$0.43	$0.68	$0.27	$2.05	$1.60
Adjustments to income taxes	0.03	0.02	—	0.14	0.16
Non-GAAP Tax Expense	$0.46	$0.70	$0.27	$2.19	$1.76

Q4 and Full Fiscal Year 2025 Letter to Shareholders	13

CONSOLIDATED CONDENSED BALANCE SHEET
(in thousands; unaudited)

	Mar. 29, 2025	Dec. 28, 2024	Mar. 30, 2024
ASSETS
Current assets
Cash and cash equivalents	$539,620	$526,444	$502,764
Marketable securities	56,160	37,535	23,778
Accounts receivable, net	216,009	261,943	162,478
Inventories	299,092	275,558	227,248
Prepaid wafers	52,560	66,113	86,679
Other current assets	76,293	82,857	103,245
Total current Assets	1,239,734	1,250,450	1,106,192

Long-term marketable securities	239,036	252,594	173,374
Right-of-use lease assets	126,688	129,597	138,288
Property and equipment, net	159,900	163,837	170,175
Intangibles, net	27,461	23,957	29,578
Goodwill	435,936	435,936	435,936
Deferred tax asset	48,150	40,895	48,649
Long-term prepaid wafers	15,512	23,020	60,750
Other assets	34,656	42,954	68,634
Total assets	$2,327,073	$2,363,240	$2,231,576

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$63,162	$77,907	$55,545
Accrued salaries and benefits	52,075	48,029	47,612
Lease liability	21,811	21,858	20,640
Other accrued liabilities	58,140	63,119	62,596
Total current liabilities	195,188	210,913	186,393

Non-current lease liability	121,908	124,622	134,576
Non-current income taxes	44,040	43,401	52,013
Other long-term liabilities	16,488	21,506	41,580
Total long-term liabilities	182,436	189,529	228,169

Stockholders' equity:
Capital stock	1,860,281	1,840,791	1,760,701
Accumulated earnings	90,351	124,101	58,916
Accumulated other comprehensive loss	(1,183)	(2,094)	(2,603)
Total stockholders' equity	1,949,449	1,962,798	1,817,014
Total liabilities and stockholders' equity	$2,327,073	$2,363,240	$2,231,576
Prepared in accordance with Generally Accepted Accounting Principles

Q4 and Full Fiscal Year 2025 Letter to Shareholders	14

CONSOLIDATED CONDENSED STATEMENT OF CASH FLOWS
(in thousands; unaudited)

	Three Months Ended
	Mar. 29,	Mar. 30,
	2025	2024
	Q4'25	Q4'24
Cash flows from operating activities:
Net income	$71,267	$44,842
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,150	12,009
Stock-based compensation expense	19,491	22,158
Deferred income taxes	(7,497)	(14,426)
Loss on retirement or write-off of long-lived assets	1	2
Other non-cash charges	(33)	86
Net change in operating assets and liabilities:
Accounts receivable, net	45,934	54,791
Inventories	(23,534)	29,427
Prepaid wafers	21,061	10,917
Other assets	11,341	6,621
Accounts payable and other accrued liabilities	(17,937)	(2,411)
Income taxes payable	(2,858)	6,510
Net cash provided by operating activities	130,386	170,526
Cash flows from investing activities:
Maturities and sales of available-for-sale marketable securities	9,392	13,614
Purchases of available-for-sale marketable securities	(13,322)	(108,174)
Purchases of property, equipment and software	(3,429)	(7,057)
Investments in technology	(5,752)	(638)
Net cash used in investing activities	(13,111)	(102,255)
Cash flows from financing activities:
Net proceeds from the issuance of common stock	—	2,719
Repurchase of stock to satisfy employee tax withholding obligations	(4,099)	(2,165)
Repurchase and retirement of common stock	(100,000)	(49,992)
Net cash used in financing activities	(104,099)	(49,438)
Net increase in cash and cash equivalents	13,176	18,833
Cash and cash equivalents at beginning of period	526,444	483,931
Cash and cash equivalents at end of period	$539,620	$502,764
Prepared in accordance with Generally Accepted Accounting Principles

Q4 and Full Fiscal Year 2025 Letter to Shareholders	15

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
(in thousands; unaudited)
Free cash flow, a non-GAAP financial measure, is GAAP cash flow from operations (or cash provided by operating activities) less capital expenditures. Capital expenditures include purchases of property, equipment and software as well as investments in technology, as presented within our GAAP Consolidated Condensed Statement of Cash Flows. Free cash flow margin represents free cash flow divided by revenue.

	Twelve Months Ended	Three Months Ended

	Mar. 29,	Mar. 29,	Dec. 28,	Sep. 28,	Jun. 29,
	2025	2025	2024	2024	2024
	Q4'25	Q4'25	Q3'25	Q2'25	Q1'25
Net cash provided by operating activities (GAAP)	$444,366	$130,386	$218,588	$8,231	$87,161
Capital expenditures	(28,753)	(9,181)	(6,687)	(2,740)	(10,145)
Free Cash Flow (Non-GAAP)	$415,613	$121,205	$211,901	$5,491	$77,016

Cash Flow from Operations as a Percentage of Revenue (GAAP)	23%	31%	39%	2%	23%
Capital Expenditures as a Percentage of Revenue (GAAP)	2%	2%	1%	1%	3%
Free Cash Flow Margin (Non-GAAP)	22%	29%	38%	1%	21%

Q4 and Full Fiscal Year 2025 Letter to Shareholders	16

RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
(in millions; unaudited)
(not prepared in accordance with GAAP)

Q1 FY26
Guidance
Operating Expense Reconciliation
GAAP Operating Expenses	$141 - 147
Stock-based compensation expense	(20)
Amortization of acquisition intangibles	(2)
Non-GAAP Operating Expenses	$119 - 125

Q4 and Full Fiscal Year 2025 Letter to Shareholders	17